                                                                      Exhibit 12


                       MERCK & CO., INC. AND SUBSIDIARIES

               Computation of Ratios of Earnings to Fixed Charges
               --------------------------------------------------

                        (In millions except ratio data)



                           Three Months
                              Ended                                 Years Ended December 31
                             March 31          ----------------------------------------------------------------------
                              1994               1993            1992           1991            1990           1989
                            --------           --------        --------       --------        --------       --------
Income Before Taxes
  and Cumulative Effect
  of Accounting Changes     $1,012.3           $3,102.7        $3,563.6       $3,166.7        $2,698.8       $2,283.0
                            --------           --------        --------       --------        --------       --------

Add:
  One-third of Rents             9.2               35.0            34.0           31.1            26.5           20.0
  Interest Expense (Net)        17.0               48.0            23.6           26.0            51.9           45.5
                            --------           --------        --------       --------        --------       --------
  Income as Adjusted        $1,038.5           $3,185.7        $3,621.2       $3,223.8        $2,777.2       $2,348.5
                            ========           ========        ========       ========        ========       ========

Fixed Charges
  One-third of Rents           $ 9.2             $ 35.0          $ 34.0          $31.1           $26.5          $20.0
  Interest Expense              30.9               84.7            72.7           68.7            69.8           53.2
                               -----             ------          ------          -----           -----          -----
  Fixed Charges                $40.1             $119.7          $106.7          $99.8           $96.3          $73.2
                               =====             ======          ======          =====           =====          =====

Ratio of Earnings
  to Fixed Charges                26                 27              34             32              29             32
                                  --                 --              --             --              --             --


For purposes of computing these ratios, "earnings" consist of income before taxes and cumulative effect of accounting changes, one-third of rents (deemed by the Company to be representative of the interest factor inherent in rent), and interest expense, net of amounts capitalized. "Fixed charges" consist of one-third of rents and interest expense as reported in the Company's consolidated financial statements.